UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K dated January 4, 2017 (the “Prior 8-K”), AVEO Pharmaceuticals, Inc. (“we” or “us”) entered into a research and exclusive option agreement with Ophthotech Corporation (“Ophthotech”) in November 2014 pursuant to which we provided Ophthotech an exclusive option to enter into a definitive license agreement whereby we would grant Ophthotech the right to develop and commercialize tivozanib outside of Asia and the Middle East for the potential diagnosis, prevention and treatment of non-oncologic diseases or conditions of the eye in humans. Pursuant to this option agreement, we granted to Ophthotech an exclusive, royalty-free license or sublicense, as applicable, under intellectual property rights controlled by us solely to perform the research and development activities related to the use of tivozanib for the specific purposes outlined in the agreement during the option period. These activities include formulation work for ocular administration, preclinical research and the conduct of a phase 1/2a proof-of-concept clinical trial of a product containing tivozanib in patients with wet age-related macular degeneration. Under the option agreement, we were entitled to receive, among other potential payments, a one-time milestone payment of $6.0 million on December 31, 2016; provided, however, that the milestone payment would not be payable if Ophthotech gives us a notice of termination of the option agreement within thirty (30) days after December 31, 2016.

As disclosed in the Prior 8-K, Ophthotech has informed us verbally that it will not be able to move forward with the development of tivozanib. On January 4, 2017, Ophthotech also provided us with a formal written notice that it was terminating the option agreement under the agreement’s elective termination provision, effective April 3, 2017. Such termination confirms that we will not receive the milestone payment described above. Upon the effectiveness of the termination, all rights in tivozanib for ocular indications that were subject to the option agreement will revert to us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc. Date: January 5, 2017

/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer